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                                                                    EXHIBIT 10.1

                         PRUDENTIAL SAVINGS ASSOCIATION
                           DEFERRED COMPENSATION PLAN

                           EFFECTIVE: JANUARY 1, 1986

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                           DEFERRED COMPENSATION PLAN

Prudential has implemented a voluntary deferred compensation plan which will allow directors and certain executive employees to defer part of their income at their election. The purpose of the program is to allow directors and select executive employees who find themselves in the higher tax brackets to defer income until a future date when their tax burden may not be as great. This program will be administered by a Deferred Compensation Committee approved by the Board of Directors.

Advantage and Disadvantages to Employees and Directors

For an employee or director the deferred compensation plan offers the following advantages:

      1. It defers income and thus tax on such income until the Participant is in a potentially lower tax bracket.

      2. It allows the amount deferred to increase through appreciation on a tax deferred basis.

An employee or director who defers income, however, is treated as a general creditor of his employer and his deferred compensation is co-mingled with other assets of Prudential. Payment by Prudential of deferred compensation is not guaranteed by the FSLIC as are savings accounts. This general creditor status is viewed as a significant disadvantage of deferred compensation plan.

Consideration for an Employee or Director Contemplating a Deferred Compensation Arrangement

      1. Employee should be in a strong financial position with current income substantially in excess of current expense.

      2. Employee's current income tax bracket must be high with the prospects of staying high only to retirement. At retirement the employee's tax bracket should potentially decrease if the deferred compensation approach is to be entirely effective.

      3. The savings produced by having payments taxed at a lower bracket at payout should exceed the after-tax income that could have been earned by the employee if he had received the compensation, paid tax on it and invested it.

      4. The employer should be in sound financial condition with the likelihood of remaining so throughout both the accumulation period and the payout period.

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Description of the Agreement

1. Eligibility - employees eligible for participation in this program are directors and select executive employees as determined by the Board of Directors.

2. Deferral Amount - an employee may defer an amount of his compensation if he does so no later than the December 31st preceding the year in which the compensation is earned.

Example: An employee is currently earning $40,000 per year or $3,333. per month.
         He would like to defer $500. a month and receive taxable income of $2,833. per month beginning on January 1, 1987. To do so he must make his election to defer $500. no later than December 31, 1986.

Investment of Deferred Income

Prudential may keep the deferred amounts in cash or invested in mutual funds, stocks, bonds, securities or any other asset (including life insurance) as selected by the Deferred Compensation Committee. If the deferred amounts are kept in cash, interest will be credited at a rate equal to one (1%) percent less than the earnings on Prudential's mortgage portfolio as determined on March 31st, June 30th, September 30th and December 31st of each year.

The employee assumes all investment risks. There is no guarantee of interest and principal.

Payment of Deferred Compensation Balance

Payment from the Deferred Compensation Agreement will generally be in a lump sum or in six or twelve annual installments as the employee or directors elect. Payments will begin no later than 30 days following the termination of employment or the attaining of seventy (70) years of age as the employee or director. During the payout period the funds still are subject to investment risk. Other payout arrangements may be made at the Committee's discretion.

Death Benefits

If an employee or director dies prior to his termination of employment or prior to full distribution of his account, the unpaid balance in his account will be paid to his beneficiary in a manner subject to the Committee's discretion.

Effect on Basic Retirement Benefits

Under rules and regulations published by the Internal Revenue Service, any amounts of compensation deferred under this agreement cannot be used in determining benefits under Prudential's Pension Plan. Therefore, the effect of deferring income which would otherwise be used to determine benefits under the retirement plan would be to reduce such retirement benefits.

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Miscellaneous Provisions

Benefits payable under the Deferred Compensation plans are not subject to the anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, charge, garnishment, execution or levy of any kind against the participant.

All funds held under the plan shall continue for all purposes to be a part of the general funds of Prudential and no one other than Prudential shall have any interest in these funds. Each person entitled to receive payments shall be nothing more than an unsecured general creditor of Prudential.

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                                    ARTICLE I

                                     PURPOSE

      The purpose of this Plan is to provide for the payment of compensation duly deferred by any Participant under a Deferred Compensation Agreement.

                                   ARTICLE II

                          DEFINITIONS AND CONSTRUCTION

      2.1 Definitions: Where the following words and phrases appear in this Plan, they shall have the respective meanings set forth below, unless their context clearly indicates to the contrary:

      (a) Board of Directors: The duly elected and serving Board of Directors of Prudential Savings Association or any duly authorized committee of that Board.

      (b) Code: The Internal Revenue Code of 1954, as amended from time to time.

      (c) Committee: The persons appointed to administer the Plan in accordance with Article VII.

      (d) Deferred Compensation Agreement: An agreement entered into between a Participant and the Employer providing for the deferral of a portion of such Participant's compensation to be paid pursuant to the terms and provisions of this Plan, which agreement is incorporated herein by reference and made a part hereof.

      (e)   Deferred Compensation Balance: The amount determined under Section
4.2 hereof.

      (f)   Effective Date: January 1, 1986.

      (g) Employee: Any person who is receiving remuneration for personal services rendered to the Employer.

      (h) Employer: Prudential Savings Association, a corporation organized and existing under the laws of the Commonwealth of Pennsylvania, or its successor or successors (hereinafter "Prudential").

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      (i)   Participant: An eligible employee or director of the Employer who meets the requirements to participate in the Plan in accordance with the provisions of Article III hereof.

      (j) Plan: Prudential Savings Association Deferred Compensation Plan, as amended from time to time.

      (k) Plan Year: The twelve (12) month period beginning on January 1st and ending on December 31st.

      2.2 Construction: The masculine gender, where appearing in the Plan, shall be deemed to include the feminine gender; the singular may include the plural; and vice versa, unless the context clearly indicates to the contrary.

      2.3 Governing Law: The Plan shall be construed in accordance with and governed by the laws of the Commonwealth of Pennsylvania.

                                   ARTICLE III

                          ELIGIBILITY AND PARTICIPATION

      3.1 Employees Eligible to Participate: The Board of Directors, in its sole discretion, shall determine who shall be eligible to participate in this Plan.

                                   ARTICLE IV

                               AMOUNT OF BENEFITS

      4.1 Amount of Deferred Compensation: If, during 1986, an Employee entered into a Deferred Compensation Agreement with the Employer specifying in dollars or percentage of compensation the amount of compensation for the remainder of 1986 that is to be deferred under a plan of deferred compensation, an amount equal to the deferred compensation so specified under such agreement shall be credited to a book reserve (memorandum account) established for this purpose under this Plan on a pro rata basis over the remaining months of 1986 beginning with the date of deferral under such agreement. If, not later than December 31st of any year (beginning with 1986), an Employee enters into a

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Deferred Compensation Agreement with the Employer specifying in dollars or percentage of compensation the amount of compensation for the following year that is to be deferred under this Plan, an amount equal to the deferred compensation so specified under such agreement shall be credited to a book reserve (memorandum account) established for this purpose under this Plan on a pro rata basis over the remaining months of the following year.

      4.2 Deferred Compensation Balance: Any such funds so credited to such book reserve (memorandum account) may be kept in cash or invested and reinvested in mutual funds, stocks, bonds, securities, or any other assets as may be selected by the Committee in its discretion. In the exercise of the foregoing discretionary investment powers, the Committee may delegate full or limited authority to select the assets in which the funds are to be invested. In the event that the funds credited to the book reserve (memorandum account) are kept in cash, interest shall be credited thereon at a rate equal to one (1%) percent less than the earnings on Prudential's mortgage portfolio as determined on March 31st, June 30th, September 30th and December 31st of each year.

      The participant agrees on behalf of himself and his designated beneficiary to assume all risk in connection with any decrease in value of the funds which are invested or which continue to be invested in accordance with the provisions of this agreement.

      The Deferred Compensation Balance for any Participant at any time shall equal the current balance of the funds so held and invested for him hereunder; provided, however, in the year of the Employee's termination of employment, for whatever reason, such balance shall not include a fraction of the amount of compensation deferred for such year pursuant to Section 4.1 hereof (including any earnings thereon). Such fraction shall have a numerator

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equal to the number of days between the date of such termination of employment and the end of such year and shall have a denominator equal to three hundred sixty-five (365).

                                    ARTICLE V

                    PAYMENT OF DEFERRED COMPENSATION BALANCE

      5.1 Payment of Deferred Compensation Balance: If the Participant's employment hereunder is terminated, or upon the participant becoming seventy
(70) years of age (whichever shall be selected by the participant at the time of election to defer compensation) the Employer shall pay to him such amount equal to the Deferred Compensation Balance as of such date, the payment to be in a lump sum or in six or twelve annual installments as selected by the Participant at the time the Participant elects to defer receipt of compensation. Notwithstanding the foregoing, the total amount payable to the Participant shall be appropriately increased or decreased, as the case may be, to reflect the appreciation or depreciation in value and the net income, including interest collected, or loss on the funds which comprise the Deferred Compensation Balance.

      5.2 Optional Forms of Payment: Notwithstanding anything herein contained to the contrary, the Committee shall have the right in its sole discretion to vary the manner and time of making the distributions provided in this paragraph and may make such distributions in lump sums or over a shorter or longer period of time than selected by the Participant as it may find appropriate.

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                                   ARTICLE VI

                                 DEATH BENEFITS

      6.1 Death Before Payments Completed: If the Participant should die before his Deferred Compensation Balance has been fully paid, the unpaid balance will be paid to his designated beneficiary in a manner determined by the Committee.

      If both the Participant and his designated beneficiary should die before his Deferred Compensation Balance has been fully paid, the unpaid balance shall be paid as promptly as possible in one lump sum to the estate of such designated beneficiary.

      6.2   Designation of Beneficiary: The beneficiary referred to in this
Article VI may be designated or changed by the Participant on a form provided by the Committee. If no such beneficiary shall have been designated, or if no designated beneficiary shall survive the Participant, the installment payments payable under Section 6.1, above shall be payable to the Participant's estate.

                                   ARTICLE VII

                                 ADMINISTRATION

      7.1 Appointment of Committee: The Plan shall be administered by a Committee, which, unless otherwise determined by the Board of Directors, shall be the Board of Directors. The membership of the Committee may be reduced, changed, or increased from time to time in the absolute discretion of the Board of Directors.

      7.2 Committee Powers and Duties: The duties of the Committee will be determined by the Board of Directors. The Committee shall have such powers as may be necessary to discharge its duties hereunder.

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                                  ARTICLE VIII

                            MISCELLANEOUS PROVISIONS

      8.1 Amendment, Termination, Etc.: The Board of Directors may, by resolution, in its absolute discretion, from time to time, amend, suspend or terminate in whole or in part, and if terminated reinstate, any or all of the provisions of the Plan, except that no amendment, suspension, or termination may apply so as to decrease the payment to any Participant (or beneficiary) of any benefit under the Plan, which were accrued prior to the effective date of such amendment, suspension, or termination. Any such amendment, suspension, or termination shall become effective on such date as shall be specified in such resolution and, except as expressly limited in this Section, include such provisions and have such effect as the Board of Directors, in its absolute discretion, deems desireable.

      8.2 Nonguarantee of Employment: Nothing contained in this Plan shall be construed as a contract of employment between the Employer and any employee, or as a right of any employee to be continued in the employment of the Employer, or as a limitation of the right of the Employer to discharge any of its employees, with or without cause.

      8.3 Nonalienation of Benefits: To the extent permitted by law, benefits payable under this Plan shall not, without Committee consent, be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, charge, garnishment, execution, or levy of any kind, either voluntary or involuntary. Any unauthorized attempt to anticipate, alienate, sell, transfer, assign, pledge, encumber, charge or otherwise dispose of any right to benefits payable hereunder shall be void. No part of the assets of the Employer shall be subject to seizure by legal process resulting from any attempt

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by creditors of or claimants against any Participant (or beneficiary), or any person claiming under or through the foregoing, to attach his interest under the Plan.

      8.4 Liability: No member of the Board of Directors, or of the Committee shall be liable for any act or action, whether of commission or omission, taken by any other member, or by any officer, agent, or employee of the Employer or of any such body, nor, except in circumstances involving his bad faith, for anything done or omitted to be done by himself.

      8.5 Incapacity of Recipient: If the Committee shall find that any person to whom any payment is payable under this Plan is unable to care for his affairs because of illness or accident, or is a minor, any payment due (unless a prior claim therefor shall have been made by a duly appointed guardian, committee or other legal representative) may be paid to the spouse, a child, a parent, or a brother or sister, or to any person deemed by the Committee to have incurred expense for such person otherwise entitled to payment, in such manner and proportions as the Committee may determine. Any such payment shall be a complete discharge of the liabilities of the Employer under this Plan.

      8.6 No Trust or Other Ownership Created: Nothing contained in this Plan and no action taken pursuant to the provisions of this Plan shall create or be construed to create a trust of any kind, or a fiduciary relationship between the Employer and the Participant, his designated beneficiary or any other person. Any funds which may be maintained in connection with this Plan shall continue for all purposes to be a part of the general funds of the Employer and no person other than the Employer shall by virtue of the provisions of this Plan have any interest in such funds. To the extent that any person acquires a right to receive payments from the Employer under this Plan, such right shall be no greater than the right of any unsecured general creditor of the Employer.

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